EXHIBIT 3-4

                 CERTIFICATE OF DETERMINATION OF PREFERENCES
                OF PREFERENCE STOCK (CUMULATIVE), $1.70 SERIES,
                           WITHOUT PAR VALUE, OF
                      SAN DIEGO GAS AND ELECTRIC COMPANY



     THOMAS A. PAGE and D. M. RICHARDSON certify that:

     1. They are the Chairman of the Board and Chief Executive Officer, and the Corporate Secretary, respectively, of San Diego Gas and Electric Company, a California corporation.

     2. The total number of shares of Preference Stock (Cumulative) which this corporation is authorized to issue is 10,000,000 and the total number of shares constituting the series designated "Preference Stock (Cumulative), $1.70 Series, Without Par Value" is 1,400,000 and none of the shares of said series have been issued.

     3. The Executive Committee of the Board of Directors duly adopted the following resolutions:

     NOW, THEREFORE, BE IT RESOLVED, that One Million Four Hundred Thousand (1,400,000) shares of this Corporation's unissued Preference Stock (Cumulative), without par value, shall constitute a series designated "Preference Stock (Cumulative), $1.70 Series, Without Par Value" (referred to hereinafter as the "$1.70 Series Preference Stock"), and having the rights, preferences, privileges and restrictions as follows:

                                SECTION
                    DIVIDEND RATE, LIQUIDATION PREFERENCES

         1.1 DIVIDEND RATE. The holders of the $1.70 Series Preference Stock shall be entitled to receive cumulative dividends at the rate of $.425 per share per quarterly period from the date on which each respective share of the $1.70 Series Preference Stock is originally issued. The first such dividends shall be payable on October 15, 1993 for the period commencing on the date of original issuance of the $1.70 Series Preference Stock and ending on said October 15, and thereafter quarterly on the fifteenth day of January, April, July and October in each year. Dividends payable on the $1.70 Series Preference Stock for any period less than a full quarterly dividend period, including the initial dividend period, shall be computed on the basis of a 360-day year consisting of 12 30-day months.

         1.2 PRO-RATA DIVIDENDS. The Corporation shall not declare or pay any dividend on any shares of the $1.70 Series Preference Stock or on any shares of any other series of Preference Stock (Cumulative) or Cumulative Preferred Stock of the Corporation (together, the "Preferred Stock") which ranks on a parity with the $1.70 Series Preference Stock for any quarterly dividend period unless the Corporation shall declare and pay or set apart for payment a ratable dividend on the $1.70 Series Preference Stock and such parity Preferred Stock in proportion to the full preferential amounts to which each such series is entitled.
          1.3 LIQUIDATION PREFERENCES. In the event of any liquidation, dissolution or winding-up of the Corporation, the holders of the $1.70 Series Preference Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of the assets shall be made to the holders of the Common Stock or any other class or series of stock ranking as to dividends or assets junior to the $1.70 Series Preference Stock, an amount, in the case of voluntary liquidation, dissolution or winding-up, equal to $25.850 per share prior to October 15, 2003 and, thereafter, to the redemption price specified in section 2.1 below applicable on the date of such voluntary liquidation, dissolution or winding-up, and, in the case of involuntary liquidation, dissolution or winding-up, $25 per share, plus, in the case of each share (whether on voluntary or involuntary liquidation, dissolution or winding-up), an amount equal to the dividends accrued and unpaid thereon, whether or not declared, to the date fixed for payment.

          1.4 PRO-RATA DISTRIBUTION. If upon any liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the $1.70 Series Preference Stock and any other series of Preferred Stock of the Corporation which ranks on a parity with the $1.70 Series Preference Stock are not paid in full, the holders of the $1.70 Series Preference Stock and such parity Preferred Stock shall share ratably in any distribution of assets in proportion to the full preferential amounts to which they are entitled.

                                  SECTION
                                 REDEMPTION

        2.1 OPTIONAL REDEMPTION. The $1.70 Series Preference Stock shall not be redeemable prior to October 15, 2003. Thereafter, the $1.70 Series Preference Stock shall be redeemable at the option of the Corporation, at any time as a whole, or from time to time in part, at the following redemption prices per share if redeemed during the 12-month period beginning October 15 in each of the following years: 2003 at $25.850; 2004 at $25.765; 2005 at $25.680; 2006 at $25.595; 2007 at $25.510; 2008 at $25.425; 2009 at $25.340;
2010 at $25.255; 2011 at $25.170; 2012 at $25.085; 2013 and thereafter at
$25.000 per share, plus in each case an amount equal to dividends accrued and unpaid thereon to the redemption date.

        2.2 GENERAL. At least 30 (but not more than 60) days' previous notice of every redemption of the $1.70 Series Preference Stock pursuant to section 2.1 shall be mailed, addressed to the holders of record of the shares to be redeemed at their respective addresses, as the same shall appear on the books of the Corporation, or in any case where no such address shall appear, then addressed to such shareholder at the principal office of the Corporation, but the failure to mail such notice as aforesaid shall not invalidate the redemption of the shares so redeemed. The particular shares of $1.70 Series Preference Stock to be redeemed by reason of section 2.1 shall be selected pro rata in proportion to the number of shares of $1.70 Series Preference Stock held by such holder; provided that any fractional share that would otherwise be redeemed by virtue of any pro-rata redemption shall be rounded to the nearest whole share.

                                 SECTION I.
                          MISCELLANEOUS PROVISIONS
         3.1 RANKING. The $1.70 Series Preference Stock shall rank equally with the Cumulative Preferred Stock ($20 par value) and all other series of Preference Stock (Cumulative) of the Corporation with respect to priority in the payment of dividends, mandatory redemptions, and in the distribution of assets upon any liquidation, whether voluntary or involuntary.

         3.2 RESTRICTIONS ON DIVIDEND RIGHTS AND ACQUISITIONS OF OTHER STOCK. So long as any of the $1.70 Series Preference Stock is outstanding, the Corporation shall not declare or pay any dividend on or make any distribution of property with respect to any of the Common Stock or on any other stock of the Corporation having rights or preferences as to dividends or assets junior to the rights and preferences of the $1.70 Series Preference Stock, or redeem, purchase or otherwise acquire any such stock or any stock on a parity with the $1.70 Series Preference Stock for value unless in each case full cumulative dividends on the $1.70 Series Preference Stock then due and payable shall have been declared and paid or a sum in cash sufficient for the payment thereof set apart for payment.

        3.3 STATUS OF REDEEMED OR REACQUIRED SHARES. All shares of $1.70 Series Preference Stock redeemed or otherwise reacquired by the Corporation shall not be reissued or otherwise disposed of as part of the series created hereby but shall be retired and restored to the status of authorized but unissued shares of Preference Stock (Cumulative).

        3.4 NO CONVERSION RIGHTS. No $1.70 Series Preference Stock shall be convertible into or exchangeable for other securities of the Corporation.

        3.5 VOTING RIGHTS. The holders of the $1.70 Series Preference Stock shall have the voting rights set forth with respect to the Corporation's Preference Stock (Cumulative) in the Restated Articles of Incorporation of the Corporation.

        3.6 INCORPORATION BY REFERENCE. The rights, preferences, privileges and restrictions expressly set forth in the Corporation's Restated Articles of Incorporation, as amended, with respect to Preference Stock (Cumulative) are hereby incorporated by this reference.

       We further declare under penalty of perjury under the laws of the State of California that we have read the foregoing Certificate and know the contents thereof and that the same is true and correct of our own knowledge.

Date: August __, 1993             _________________________________
                                  Thomas A. Page, Chairman of the Board and
                                  Chief Executive Officer of San Diego Gas and Electric Company



Date: August __, 1993              _________________________________
                                   D. M. Richardson, Secretary of San Diego
                                   Gas and Electric Company